Exhibit 5.1

Direct Dial: 847-607-0106
Craig P. Colmar	cpcolmar@jocolaw.com

May 14, 2015

Fenix Parts, Inc.

One Westbrook Corporate Center, Suite 920

Westchester, Illinois 60154

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 1,150,000 shares (the “Shares”) of Common Stock, $0.001 par value per share, of Fenix Parts, Inc., a Delaware corporation (the “Company”) (which number includes 150,000 shares issuable upon exercise of an over-allotment option granted by the Company). The Registration Statement incorporates by reference the Registration Statement on Form S-1, as amended (No. 333-203296), which was declared effective on May 13, 2015 (the “Prior Registration Statement”), including the prospectus which forms a part of the Prior Registration Statement.

The Shares are to be sold by the Company pursuant to an underwriting agreement to be entered into by and among the Company and BMO Capital Markets Corp. and Stifel, Nicolaus & Company, Incorporated, as representatives of the underwriters named therein. A form of such underwriting agreement has been filed as Exhibit 1.1 to the Prior Registration Statement (the “Underwriting Agreement”).

We are acting as counsel for the Company in connection with the issue and sale by the Company of the Shares. We have examined signed copies of the Registration Statement as filed with the Commission. We have also examined and relied upon the Underwriting Agreement, minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Amended and Restated Certificate of Incorporation and the Bylaws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the Underwriting Agreement and the prospectus that forms a part of the Registration Statement, will be validly issued, fully paid and non-assessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours

/s/ Johnson and Colmar
Johnson and Colmar